                                                             Exhibit (a)(1)(WWW)

                         [LETTERHEAD OF OMNICARE, INC.]

Omnicare                                                            news release
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                OMNICARE ANNOUNCES DELAWARE CHANCERY COURT ORDER


COVINGTON, Ky., January 3, 2003 -- Omnicare, Inc. (NYSE: OCR), a leading provider of pharmaceutical care for the elderly, today announced that, on January 2, 2003, the Delaware Chancery Court ordered Omnicare to place a portion of the amount being paid to the stockholders of NCS HealthCare, Inc. (NCSS.OB) pursuant to the Agreement and Plan of Merger between Omnicare and NCS in escrow pending a determination of the Chancery Court as to the amount of fees and expenses owed to the NCS stockholder-plaintiffs' attorneys.

The Chancery Court ordered Omnicare to deposit $13,500,000 of the amount to be paid to NCS stockholders in Omnicare's tender offer and merger in an escrow account within three business days of the closing of Omnicare's tender offer pending a further order of the Chancery Court regarding the amount of the fees and expenses owed to the NCS stockholder-plaintiffs' attorneys. The Chancery Court further ordered that the escrow amount be withheld from the amount to be paid with respect to each share of NCS class A common stock and class B common stock acquired by Omnicare in its tender offer and the merger on a pro rata basis.

The NCS stockholder-plaintiffs had filed a complaint seeking, among other things, the order requiring Omnicare to escrow $13,500,000 of the amount to be paid to NCS stockholders in Omnicare's tender offer and merger. This amount, the stockholder-plaintiffs claim, is required to pay the fees and expenses owed to the stockholder-plaintiffs' attorneys.

Omnicare is reviewing the Chancery Court's order and currently intends to revise its tender offer documents to reflect the Court's order.


About the Company
Omnicare, based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves approximately 746,000 residents in long-term care facilities in 45 states, making it the nation's largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 28 countries worldwide. For more information, visit the company's Web site at http://www.omnicare.com.

                                     -more-

This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made only through an offer to purchase, including the supplement thereto, and a related revised letter of transmittal. Investors and security holders are strongly advised to read the tender offer statement of Omnicare because it contains important information. The tender offer statement has been filed by Omnicare with the Securities and Exchange Commission (SEC). Investors and security holders may obtain a free copy of these statements (when available) and other relevant documents on the SEC's Web site at: http://www.sec.gov. The tender offer statement and related materials may also be obtained for free by directing such requests to Omnicare at (859) 392-3331.

Statements in this press release concerning the amount being escrowed and the amount to be withheld from the amount to be paid with respect to each share of NCS common stock, together with other statements that are not historical, are forward-looking statements that are estimates reflecting the best judgment of Omnicare based on currently available information. Such forward-looking statements involve actual known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include overall economic, financial and business conditions; trends for the continued growth of the businesses of Omnicare; the realization of anticipated revenues, economies of scale, cost synergies and profitability; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the impact and pace of pharmaceutical price increases; delays and further reductions in governmental reimbursement to customers and to Omnicare as a result of pressure on federal and state budgets due to the continuing economic downturn and other factors; the overall financial condition of Omnicare's customers; Omnicare's ability to assess and react to the financial condition of its customers; the impact of seasonality on the business of Omnicare; the ability of vendors to continue to provide products and services to Omnicare; the continued successful integration of Omnicare's clinical research business and acquired companies, including NCS, and the ability to realize anticipated economies of scale and cost synergies; pricing and other competitive factors in the industry; increases or decreases in reimbursement; the effect of new government regulations, executive orders and/or legislative initiatives, including those relating to reimbursement and drug pricing policies and changes in the interpretation and application of such policies; government budgetary pressures and shifting priorities; efforts by payors to control costs; the outcome of litigation; the failure of Omnicare to obtain or maintain required regulatory approvals or licenses; loss or delay of contracts pertaining to Omnicare's contract research organization business for regulatory or other reasons; the ability of clinical research projects to produce revenues in future periods; the ability to attract and retain needed management; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; the impact of consolidation in the pharmaceutical and long-term care industries; volatility in the market for Omnicare's stock, the stock of NCS and in the financial markets generally; access to capital and financing; the demand for Omnicare's products and services; variations in costs or expenses; the continued availability of suitable acquisition candidates; changes in tax law and regulation; changes in accounting rules and standards; and other risks and uncertainties described in Omnicare's reports and filings with the Securities and Exchange Commission.

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Contacts:

Cheryl D. Hodges                          Joele Frank/Todd Glass
Omnicare, Inc.                            Joele Frank, Wilkinson Brimmer Katcher
(859) 392-3331                            (212) 355-4449, ext. 121